Exhibit 99.1

Diversey, Inc. 8310 16th Street P.O. Box 902 Sturtevant, WI 53177 USA www.diversey.com

Release Date:	January 25, 2011

Contact:	John Matthews Senior Vice-President, Corporate Affairs +1 (262) 631-2120 tel news@diversey.com

Diversey Announces Geographic Realignment of its

Operating Regions and Executive Leadership Changes

STURTEVANT, Wis.– January 25, 2011 –Diversey, Inc. today announced new leadership appointments and a realignment of its operating regions. Following completion of the realignment, which is expected to be effective later in fiscal 2011, the corporation will operate across four geographic regions:

•	Americas, including all countries in North and South America;

•	Europe, including all countries in Western and Eastern Europe plus Russia;

•	Japan; and

•	A newly created region to be comprised of Asia-Pacific, Africa, Middle East and Turkey. This region will also include the Caucasian and Asian Republics.

In addition, Diversey will be establishing a new Global Customer Solutions and Innovation group, which will lead global customer management, marketing, research and development and creation of sector-based strategies.

Diversey today appointed the following executives to lead the four operating regions:

•

John Alexander will continue in his role as regional president, Americas. Prior to joining Diversey in 2008, Alexander served as vice president and general manager, New Business and Innovation, North America with Whirlpool Corporation. While at Whirlpool, Alexander also served in a number of other executive and managerial positions in planning, merchandising and product development.

•

Moreno Dezio will serve as regional president, Europe. Previously, he served the company as regional president, Greater Asia-Pacific. Prior to that role, he was regional president, Latin America and also held various senior management positions with Diversey since joining the company in 1993. Prior to joining Diversey, Dezio held various leadership positions with S.C. Johnson & Son.

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•

Nobuyoshi Yamanaka will serve as regional president, Japan. Yamanaka-san joins Diversey from Conlux (Bain Capital), where he served as chairman and chief executive officer. He has also held various global corporate leadership and chief executive roles with Emerson Electric, GE-Hitachi and U.S. Surgical. Yamanaka-san has also served as a member of Diversey’s regional advisory board for the former Greater Asia-Pacific region since 2007.

•

Yagmur Sagnak will serve as regional president, Asia-Pacific, Africa, Middle East, Turkey. Previously, Sagnak was vice president, Institutional & Laundry in the former Europe, Middle East, Africa region for more than two years. He joined Johnson Wax Professional in 1995 and has held numerous leadership positions of increasing responsibility, including area vice president, Central and Eastern Europe, Turkey, Africa and Middle East, managing director, Turkey and Middle East, director, Global Customer Development, Food Service and director, National Sales and Marketing. Prior to joining the company, Sagnak held several management positions with Unilever Turkey.

Pedro Chidichimo is appointed president, Global Customer Solutions and Innovation. Previously, he served for more than three years as regional president, Europe, Middle East and Africa. Since joining the company in 1994, Chidichimo has held various executive leadership positions, including regional president, Latin America, vice president, Southern & Andina Latin America sub-region and managing director, Argentina. Prior to joining Diversey, Chidichimo held various management positions with S.C. Johnson & Son and Monsanto Argentina.

Until the realignment of the four new operating regions is fully implemented, financial results for Diversey, Inc. and its parent holding company, Diversey Holdings, Inc., will continue to be reported according to the prior regional structure, which divided global operations into three regions: Americas, Asia-Pacific (including Japan) and Europe, Middle East and Africa. Implementation of the four new operating regions and the transition to corresponding financial reporting segments is expected to occur later in fiscal 2011.

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About Diversey

Diversey, Inc. is committed to a cleaner, healthier future. Its products, systems and expertise make food, drink and facilities safer and more hygienic for consumers and for building occupants. With sales into more than 175 countries, Diversey is a leading global provider of commercial cleaning, sanitation and hygiene solutions. The company serves customers in the building management, lodging, food service, retail, health care, and food and beverage sectors. Diversey is headquartered in Sturtevant, Wisconsin, USA. Diversey, Inc. is formerly JohnsonDiversey, Inc. To learn more, visit www.diversey.com.

Diversey Announces Geographic Realignment of its Operating Regions and Executive Leadership Changes — page 3